Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 21, 2020 (the “Closing Date”) is entered into among Canadian Imperial Bank of Commerce (“Bank”), Vapotherm, Inc., a Delaware corporation (“Borrower Representative”, and together with each other Person party hereto as a borrower from time to time, collectively, “Borrowers”, and each, a “Borrower”).

AGREEMENT

The parties hereby agree as follows:

1.ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied; provided that all obligations of any Person that were or would have been characterized as operating lease obligations in accordance with GAAP as of December 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall be accounted for as operating lease obligations (and not as capitalized lease obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capitalized lease obligations.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.

2.LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Each Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.

2.2Revolving Line.

(a)Availability.  Subject to the terms and conditions of this Agreement, Bank agrees to make to Borrowers Advances from time to time in an aggregate amount outstanding not to exceed the Availability Amount.  To request an Advance, Borrower Representative shall submit a Loan Request by email not later than 1:00 p.m., Toronto, Ontario time, two (2) Business Days before the proposed Funding Date.  Advances shall be made no more frequently than three times per month and in increments of $100,000.  Borrowers shall provide at least one (1) Business Day prior written notice before repaying any principal amount of outstanding Advances. Advances may be borrowed, repaid and reborrowed in accordance with the terms of this Agreement.

(i)Cash Management Services Sublimit. As part of the Revolving Line, Borrowers may request, and Bank may provide, Cash Management Services, provided that any amount Bank pays on behalf of a Borrower for any Cash Management Services will be treated as Advances under the Revolving Line.

(ii)Letter of Credit Sublimit.  As part of the Revolving Line, Borrowers may request, and Bank may issue, or have issued, Letters of Credit denominated in Dollars, provided that the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not exceed the amount of the Letter of Credit Sublimit, and shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard letter of credit documentation.  The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of

Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and Bank’s letter of credit documentation.

(b)Termination; Repayment; Reduction.

(i)The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.  If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Bank Services, then on such date Borrower shall provide to Bank cash collateral sufficient to secure all Bank Services, and all costs, fees or charges coming due in connection therewith, as required by Bank.

(ii)Borrowers may terminate or reduce the Revolving Line Amount, without premium or penalty, so long as, after giving effect to such termination or reduction, the Availability Amount is not less than zero. Each such reduction shall be in an amount which is not less than $100,000 (unless the Revolving Line Amount is being terminated) and shall be made by providing not less than five (5) Business Days prior written notice to Bank.  Any such notice provided to Bank pursuant to the foregoing sentence shall be irrevocable; provided that, notwithstanding the foregoing, Borrowers may rescind or extend termination notices relative to proposed payments in full of the Obligations as a result of a refinancing, a Change in Control or a sale of all or substantially all of Borrowers’ assets and termination of the Revolving Line Amount, if such refinancing, Change of Control or sale is not consummated on or before the date of the proposed termination.

(c)Overadvances.  To the extent, at any time, the Availability Amount is less than zero, Borrowers shall immediately pay to Bank in cash such amount so that the Availability Amount is at least zero.

2.3Term Loan.

(a)Availability.  Subject to the terms and conditions of this Agreement, Bank agrees to make to Borrowers an advance on the Closing Date in principal amount equal to Forty Million Dollars ($40,000,000) (the “Term Loan”).  Bank’s obligation to lend hereunder shall terminate upon the making of the Term Loan on the Closing Date.  Borrowers shall use the proceeds of the Term Loan for working capital and general corporate purposes and to repay existing outstanding Indebtedness of Borrower Representative owing to Western Alliance Bank and Perceptive Credit Holdings II, L.P.  Once repaid, the Term Loan may not be reborrowed.

(b)Repayment.  Commencing on the Amortization Date, and continuing thereafter on the first day of each successive month through the Term Loan Maturity Date, Borrowers shall make consecutive monthly payments of equal principal, which would fully amortize the principal amount of the Term Loan by the Term Loan Maturity Date, plus accrued and unpaid interest.  Any and all unpaid Obligations, including principal and any accrued and unpaid interest in respect of the Term Loan, other fees and other sums, if any, shall be due and payable in full on the Term Loan Maturity Date.  The Term Loan may only be prepaid in accordance with Sections 2.3(c), 2.3(d) and 6.5.

(c)Mandatory Prepayment Upon an Acceleration.  If the Term Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrowers shall immediately pay to Bank an amount equal to the sum of:

(i)all outstanding principal plus any accrued and unpaid interest, and, in case of prepayment prior to the one year anniversary of the Closing Date, any interest that would have accrued from the date of such prepayment through such one year anniversary of the Closing Date, plus

(ii)the Prepayment Fee (if any), plus

(iii)all other sums, if any, that shall have become due and payable, including interest at the Default Rate or any late fee, if applicable.

(d)Permitted Prepayment of Term Loan.  Borrowers shall have the option to prepay all, but not less than all, of the Term Loan, provided Borrowers provide written notice to Bank of its election to prepay the

Term Loan at least five (5) Business Days prior to such prepayment, and, subject to the proviso below, pay, on the date of such prepayment an amount equal to the sum of:

(i)all outstanding principal of the Term Loan plus any accrued and unpaid interest thereon, and, in case of prepayment prior to the one year anniversary of the Closing Date, any interest that would have accrued on the Term Loan from the date of such prepayment through such one year anniversary, plus

(ii)the Prepayment Fee (if any), plus

(iii)all other sums, if any, that shall have become due and payable, including interest at the Default Rate or any late fee, if applicable.

Any such notice provided to Bank pursuant to the foregoing sentence shall be irrevocable; provided that, notwithstanding the foregoing, Borrowers may rescind or extend prepayment notices relative to proposed payments in full of the Obligations as a result of a refinancing, a Change in Control or a sale of all or substantially all of Borrowers’ assets, if such refinancing, Change of Control or sale is not consummated on or before the date of the proposed prepayment.

2.4Bank Services.  At a Borrower’s request, Bank may make available certain Bank Services from time to time, including without limitation any commercial credit card program offered through US Bank National Association, Canada Branch (the “Credit Card Facility”), and all such Bank Services shall constitute Obligations secured by the Collateral.  The terms and conditions of the Credit Card Facility shall be set forth in Bank’s standard US Bank Canada Commercial Card Acknowledgement and Indemnity Agreement, which shall be entered into by the applicable Borrower as a condition to the Credit Card Facility.  Each Borrower agrees to pay amounts due pursuant to the Credit Card Facility on demand by Bank, and acknowledges that the Credit Card Facility may be terminated at any time upon notice by Bank.

2.5Payment of Interest on the Credit Extensions.

(a)Interest Rate.

(i)Advances.  Subject to Section 2.5(b), the outstanding principal amount of each Advance shall accrue interest from the Funding Date of such Advance at a floating rate equal to 1.0% above the Prime Rate, and Borrowers shall pay such interest monthly in arrears on the first day of each month.

(ii)Term Loans.  Subject to Section 2.5(b), the outstanding principal amount of the Term Loan shall accrue interest from and after its Funding Date, at a floating rate equal to 2.5% above the Prime Rate, and Borrowers shall pay such interest monthly in arrears on the first day of each month.

(b)Default Rate.  Upon the occurrence and during the continuance of an Event of Default, the Obligations shall, at the option of Bank, bear interest at the applicable Default Rate from the date the Event of Default occurred.  Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall, at the option of Bank, bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Payment; Interest Computation.  Interest is payable monthly in arrears and shall be computed on the basis of a 365 or 366-day year, as applicable, for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Eastern Time on any day shall be deemed received at the opening of business on the following Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded.

(d)Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to Bank an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows:  first, to the payment of principal outstanding in respect of the Credit Extensions; second, after all principal is repaid, to the payment of Bank’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers.

(e)Adjustment to Interest Rate.  Changes to the interest rate applicable to Credit Extensions based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

2.6Fees and Charges.  Borrowers shall pay to Bank:

(a)Structuring Fee.  A structuring fee in the amount of $260,000, payable on the Closing Date as a condition to the funding of the Term Loan.

(b)Prepayment Fee.  The Prepayment Fee (if any) as and when due pursuant to Sections 2.3(c) and 2.3(d).  Each Borrower agrees that the Prepayment Fee is a reasonable calculation of Bank’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan.

(c)Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Closing Date, when due (or, if no stated due date, within two (2) Business Days after demand by Bank), provided that the deposit of $50,000 paid by Borrower Representative prior to the Closing Date shall be applied in partial satisfaction to the payment of Bank Expenses due at the Closing Date.

Unless otherwise provided in this Agreement or in a separate writing by Bank, the fee specified in Section 2.6(a) is fully-earned as of the Closing Date and the funding of the Term Loan, and in no event shall any Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder and notwithstanding the required payment date for such fees or charges.

2.7Payments; Credits; Application of Payments.

(a)All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 12:00 p.m. Eastern Time on the date when due and payable.  Payments of principal and/or interest received after 12:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.  Unless otherwise notified by Bank in writing, Bank shall initiate debit entries to any Deposit Accounts as authorized on the Debit Authorization for principal and interest payments or any other amounts Borrowers owe Bank when due and payable.  These debits shall not constitute a set-off.  If the Debit Authorization arrangement is terminated for any reason, Borrowers shall promptly deliver a new Debit Authorization with respect to another Deposit Account of a Borrower and until such new Debit Authorization is effective, shall make all payments due and payable to Bank at Bank’s address specified in Section 10, or as otherwise notified by Bank in writing.  Except to the extent otherwise requested in writing by Borrower, including pursuant to any disbursement letter or other request for credit extensions, any amounts to be funded or otherwise paid by Bank to a Borrower may be credited in accordance with the Credit Authorization.

(b)No Borrower shall have a right to specify the order or the loan accounts to which Bank shall allocate or apply any payments made by a Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement.

2.8Taxes; Withholding

(a)Except as required by applicable law, payments received by Bank from the Loan Parties under this Agreement will be made free and clear of and without deduction for any and all Taxes.  However, if at any time any Governmental Authority, applicable law, regulation or international agreement requires any Loan Party (as determined in the good faith discretion by any Loan Party) to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, then (i) the applicable Loan Party shall withhold or make such deductions as such Loan Party determines to be required, (ii) the applicable Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (iii) to the extent that the withholding or deduction is made on account of Non-Excluded Taxes, the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum that they would have received had no withholding or deduction been required.  The Loan Parties shall, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that the Loan Parties have made such withholding payment.  The agreements and obligations of the Loan Parties contained in this Section 2.8 shall survive the termination of this Agreement, and shall apply to any successor, assignee or participant (or other transferee) of Bank or any Loan Party as of the date such Person becomes party to, or otherwise obligated under, this Agreement.

(b)To the extent Bank is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments made under the Loan Documents, Bank shall, from time to time, as reasonably requested by any Loan Party, provide such documentation reasonably requested by such Loan Party as will permit such payment to be made without withholding or at a reduced rate of withholding.  In addition, Bank shall, if reasonably requested by any Loan Party, deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party as will enable such Loan Party to determine whether or not Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(c)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Bank’s reasonable judgment such completion, execution or submission would subject Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank.

(c)Without limiting the foregoing, Bank shall deliver to each Loan Party on the date of this Agreement (and thereafter as reasonably requested by a Loan Party):

(i)If Bank is a U.S. Person, Bank shall deliver, on or prior to the date on which such Person becomes a party hereto as Bank (and from time to time thereafter upon reasonable request of a Loan Party), executed copies of IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding tax;

(ii)If Bank is not a U.S. Person, Bank shall, to the extent it is legally entitled to do so, deliver to Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a party hereto as Bank (and from time to time thereafter upon the reasonable request of a Borrower), whichever of the following is applicable to such Person:

(A)in the case such Person claims the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)executed copies of IRS Form W-8ECI;

(C)in the case of a Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C)

of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable; or

(D)to the extent a Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable;

(d)Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties in writing of its legal inability to do so.

(e)If a payment made to Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Bank shall deliver to Loan Parties at the time or times prescribed by law and at such time or times reasonably requested by a Loan Party such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by such Loan Party as may be necessary for such Loan Party to comply with their obligations under FATCA and to determine that Bank has complied with Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subsection (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)Each Loan Party shall, jointly and severally, indemnify Bank, within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by Bank shall be conclusive absent manifest error.

(g)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.8, such Loan Party shall deliver to Bank the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Bank.

3.CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)duly executed signatures to this Agreement;

(b)duly executed signatures to the IP Security Agreement;

(c)duly executed signatures to the Account Control Agreement(s) with respect to Collateral Accounts maintained with CIBC Bank USA;

(d)for each Loan Party, a certificate of such Loan Party, duly executed by a Responsible Officer of such Loan Party, certifying and attaching (i) the Operating Documents of such Loan Party, (ii) resolutions duly approved by the Board of such Loan Party, (iii) any resolutions, consent or waiver duly approved by the requisite holders of such Loan Party’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency;

(e)a payoff letter with respect to Indebtedness outstanding as of the Closing Date to Western Alliance Bank and Perceptive Credit Holdings II, L.P., together with all documents reasonably required in connection with the payoff and release of security interests;

(f)the Perfection Certificate of Borrower Representative, together with the duly executed original signature thereto;

(g)evidence satisfactory to Bank that the insurance policies (and, subject to Section 3.3(b)) endorsements required by Section 6.5 are in full force and effect, and which certificates and endorsements shall be as set forth on Exhibit E;

(h)the original stock certificates representing the Shares, if any, together with a stock power or other appropriate instrument of transfer, with respect to each stock certificate, duly executed by the holder of record of such Shares and in blank;

(i)a legal opinion of Borrowers’ counsel;

(j)a disbursement letter, duly executed by Borrower Representative;

(k)a completed Debit Authorization and Credit Authorization, in each case, duly executed by a Borrower;

(l)payment of the fees and Bank Expenses then due as specified in Sections 2.6(a) and (c);

(m)prior to or substantially concurrently with the funding of the Term Loan on the Closing Date, Borrower Representative shall have deposited at least $80,000,000 of cash in a deposit account maintained with Bank or Bank’s Affiliates.

3.2Conditions Precedent to all Credit Extensions.  Bank’s obligation to make each Credit Extension is subject to the following conditions precedent:

(a)except for any Credit Extension made on the Closing Date in accordance with the disbursement letter, timely receipt of an executed Loan Request;

(b)with respect to the initial Advance, to the extent not previously delivered, a Borrowing Base Report (and any schedules related thereto);

(c)the representations and warranties in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the date of the Loan Request and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d)no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension; and

(e)Since December 31, 2019, there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

3.3Covenant to Deliver.

(a)Each Borrower expressly agrees that a Credit Extension made after the Closing Date and prior to the receipt by Bank of any item required by Section 3.2 shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

(b)Each Borrower agrees to deliver the items set forth on Schedule 1 hereto within the timeframe set forth therein (or by such other date as Bank may approve in writing), in each case, in form and substance reasonably acceptable to Bank.

4.CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash.

4.2Priority of Security Interest.  Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement).  If a Borrower shall acquire a commercial tort claim with a potential recovery in excess of $500,000, such Borrower shall promptly notify Bank in writing and deliver such other information and documents as Bank may require to perfect Bank’s security interest in such commercial tort claim.  If a Borrower shall acquire a certificate with respect to Shares or any instrument, such Borrower shall promptly notify Bank and deliver the same together with a stock power or instrument of transfer and any necessary endorsement, all in form satisfactory to Bank. Notwithstanding the foregoing, no actions to perfect with respect to Collateral consisting of assets subject to a certificate of title shall be required to the extent the aggregate book value of such assets does not exceed $500,000.

4.3Authorization to File Financing Statements.  Each Borrower hereby authorizes Bank to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.  Such financing statements may describe the Collateral as all assets of such Borrower.

4.4Pledge of Collateral.  Each Borrower hereby pledges, collaterally assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Closing Date or as from time to time required pursuant to this Agreement, any certificates evidencing the Shares shall be delivered to Bank, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank.  To the extent required by the terms and conditions governing the Shares, the applicable Borrower shall cause the books of the issuer of such Shares and any transfer agent to reflect the pledge of the Shares.  Unless an Event of Default shall have occurred and be continuing and Borrower shall have received a written notice from Bank stating that it is exercising its rights and remedies under this Section 4.4, each Borrower shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall be suspended upon the occurrence and during the continuance of an Event of Default and receipt by Borrower of a written notice from Bank stating that it is exercising its rights and remedies under this Section 4.4.

5.REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.

(a)Each Loan Party and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Except to the extent Borrower Representative has provided notice of a legal name change to Bank in accordance with Section 7.2, (i) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; and (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office).  As of the Closing Date, all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects.

(b)The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and except with respect to the creation and perfection of security interests not required hereunder), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound in any material respect.  No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2Collateral.

(a)Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b)Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Bank a perfected security interest therein as (and when) required pursuant to the terms of Section 6.6.

(c)The Collateral is located only at the locations identified in the Perfection Certificate and such other locations which Borrower Representative provides prior written notice thereof to Bank.  The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed in writing pursuant to Section 6.12.

(d)Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (i) licenses constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed in writing by Borrowers to Bank from time to time after the Closing Date, and (v) immaterial Intellectual Property licensed to such Loan Party.  To the knowledge of the Loan Parties, each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part, other than applications subject to examination actions or reports by administrative agencies during normal course of prosecution.  To the best of each Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect.  Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), no Loan Party is a party to, nor is it bound by, any Restricted License.  No Subsidiary that is not a Loan Party owns any Intellectual Property that is material to the business of Borrowers.

(e)As of the Closing Date, no Collateral consisting of promissory notes is evidenced by an original instrument, and except for the Shares of Subsidiaries, no Investments consisting of equity interests of a third person are evidenced by certificates.  All Collateral consisting of certificated securities or instruments has been (or will promptly be) delivered to Bank to be held as possessory collateral with such powers or allonges as Bank may require.

(f)For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.  All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of each Borrower’s

Books are genuine and in all material respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all Requirements of Law.  At the time of delivery of any Borrowing Base Report, no Borrower has knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Report.  As of the time of delivery of any Borrowing Base Report, to the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.3Litigation and Proceedings.  There are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party, any of its Subsidiaries or any officers or directors of the foregoing (i) that would reasonably be expected to result in liabilities to any Loan Party or Subsidiary in excess of $500,000, except as set forth in the Perfection Certificate or as notified to Bank in accordance with Section 6.2, or (ii) that has had or could reasonably be expected to have a Material Adverse Effect.

5.4Financial Statements; Financial Condition.  All consolidated and (if applicable) consolidating financial statements for the Loan Parties and their Subsidiaries delivered to Bank fairly present in all material respects the consolidated and (if applicable) consolidating financial condition and results of operations of the Loan Parties and their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements.  There has not been any material deterioration in the consolidated financial condition of the Loan Parties and their Subsidiaries or the Collateral since the date of the most recent financial statements submitted to Bank, except as a result of any event or circumstance of which notice has been given to Bank, or as otherwise notified to Bank.

5.5Solvency.  The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and each of their Subsidiaries, on a consolidated basis; the Loan Parties are not left with unreasonably small capital after the transactions in this Agreement; and the Loan Parties are able to pay its debts (including trade debts) as they mature.

5.6Consents; Approvals.  Each Loan Party has obtained all third party or governmental consents, licenses, approvals, waivers, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary (i) to enter into the Loan Documents and consummate the transactions contemplated thereby (except with respect to the creation and perfection of security interests not required hereunder), and (ii) to continue their respective businesses as currently conducted, except (with respect to this clause (ii)) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.7Subsidiaries; Investments.  No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Bank pursuant to Section 6.11 below.  No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.

5.8Tax Returns and Payments.  Each Loan Party and each of its Subsidiaries has timely filed all required federal tax returns and reports and all material foreign, state, local and other tax returns and reports (or, in each case, appropriate extensions therefor), and such Loan Party and Subsidiary has timely paid all federal and material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary, as applicable, except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.  No Borrower is aware of any claims or adjustments proposed for any prior tax years of any Borrower or any of its Subsidiaries which could result in a material amount of additional taxes becoming due and payable by a Borrower or any of its Subsidiaries, unless such amounts have been paid or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.9Shares.  Each Loan Party has full power and authority to create a first lien on the Shares and no restriction or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement or any applicable Loan Document.  There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares (in each case, other than in favor of a Loan Party).  The Shares have been and will be duly authorized and validly issued, and are fully paid and non‑assessable.

5.10Compliance with Laws.

(a)No Loan Party or Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.

(b)No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  None of the proceeds of the Credit Extensions or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which, in each case, would cause any of the Credit Extensions or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

(c)No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.  Neither the making of the Credit Extensions by Bank hereunder nor any Borrower’s use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  No Loan Party, nor any of its Subsidiaries, nor any Affiliate controlled by any Loan Party or any Subsidiary of a Loan Party (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority, or (iv) engages in any dealings or transactions, or is or will be otherwise associated, with any such Person.

(d)Each Loan Party and each of its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.  No part of the proceeds from the Credit Extensions made hereunder has been used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable Requirement of Law applicable to Loan Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption (collectively “Anti-Corruption Laws”), and each Loan Party and each of its Subsidiaries, directors and officers and to the knowledge of Borrowers, any employees of, and agents acting on behalf of, such Loan Party or Subsidiary are in compliance in all material respects, with Anti-Corruption Laws.

(e)No Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA.  No Loan Party has (i) violated any applicable material environmental law in any material respect, (ii) maintained any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, other than in material compliance with all applicable environmental laws, or (iii) received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)No Borrower produces, designs, tests, manufactures, fabricates or develops a critical technology within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, and has no current intention of engaging in such activities in the future.

5.11Products.  A complete and accurate list of the Products, is set forth on the Perfection Certificate, as updated from time to time pursuant to the Compliance Certificate.  The Loan Parties and their Subsidiaries hold all required Governmental Approvals material to the conduct of their business, and all such Governmental Approvals are in full force and effect.  There are no proceedings in progress, pending or, to such Loan Party’s knowledge, threatened, that may result in revocation, cancellation, suspension, rescission or any adverse modification of any such Governmental Approval nor, to the best of the knowledge, information and belief of such Loan Party, after due inquiry, are there any facts upon which proceedings could reasonably be based which, in each case, that could reasonably be expected to result in a Material Adverse Effect.  Without limitation of the foregoing:

(a)With respect to any material Product being tested or manufactured, (i) each Loan Party and each of its Subsidiaries has received, and such Product is the subject of, all material Governmental Approvals needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of a Loan Party or any of its Subsidiaries; (ii) neither any Loan Party nor any of its Subsidiaries has received any notice from any applicable Governmental Authority, that (A) such Governmental Authority is conducting an investigation that could reasonably be expected to result in revocation, cancellation, suspension, rescission or any adverse modification of any such Governmental Approval; (B) there are material deficiencies or material violations of any material Requirement of Law or any material Governmental Approval related to such Loan Party or Subsidiary’s manufacturing facilities or processes for such Product; and (iii) no such Governmental Approval has been revoked or withdrawn, nor has any Governmental Authority issued any order stating that the development, testing and/or manufacturing of such Product should cease.

(b)Other than as disclosed in the Perfection Certificate, with respect to any material Product marketed or sold by a Loan Party or any of its Subsidiaries, (i) such Loan Party or such Subsidiary, as applicable, has received, and such Product is the subject of, all material Governmental Approvals needed in connection with the marketing and sales of such Product as currently being marketed or sold, (ii) no Loan Party nor any of its Subsidiaries has received any notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation that could reasonably be expected to result in the revocation or withdrawal of any such Governmental Approval, and (iii) no such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace.

(c)There have been no adverse clinical test results in connection with a Product which have or could reasonably be expected to have a Material Adverse Effect.

(d)With respect to any material Product, there have been no Product recalls or voluntary Product withdrawals from any market.

(e)Except as set forth on Schedule 5.11 (as such Schedule may be updated or supplemented from time to time by Borrower Representative as warranted by the Ordinary Course of Business; provided that, prior to the effectiveness of any such update or supplement, Bank, acting reasonably and in good faith, in consultation with Borrower Representative, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule), no Loan Party, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

5.12Broker.  As of the Closing Date, no Person has any agreement or option to provide financial advisory services to any Loan Party or any of its Subsidiaries or to receive any finder’s fee or similar fee with respect to this Agreement.

5.13Full Disclosure.  No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement given to Bank by or on behalf of a Loan Party or any of its Subsidiaries, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ materially from the projected or forecasted results).

6.AFFIRMATIVE COVENANTS

6.1Government Compliance.  Each Borrower shall maintain its legal existence and good standing in its jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; comply with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; shall obtain all of the material Governmental Approvals required in connection with its business and for the performance of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in accordance therewith, and comply in all material respects with all terms and conditions with respect to such Governmental Approvals; and shall cause each other Loan Party and each of its Subsidiaries to do all of the foregoing.  Each Borrower shall maintain and cause each other Loan Party and each of its Subsidiaries to maintain compliance with Sanctions and Anti-Corruption Laws, and shall implement and cause each other Loan Party and each of its Subsidiaries to implement appropriate policies and procedures to ensure compliance by their respective directors, officers, employees and agents with Sanctions and Anti-Corruption Laws, and shall not engage in transactions or dealings with a Sanctioned Person or Sanctioned Country.

6.2Financial Statements, Reports, Certificates, Notices.  Borrower Representative shall provide Bank with the financial statements, reports, certificates and notices as and when set forth below:

(a)Monthly Financial Statements.  Within thirty (30) days after the last day of each month (except the last month of each fiscal quarter), a company prepared consolidated balance sheet and income statement covering the consolidated operations of Borrower Representative and each of its Subsidiaries for such month, in a form reasonably acceptable to Bank, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.

(b)Monthly Compliance Certificate and Borrowing Base Report.  (a) Within thirty (30) days after the last day of each month (or forty-five (45) days in the case of the last month of each fiscal quarter), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement (it being understood and agreed that such Compliance Certificate shall only be required to include the calculation of the financial covenant contained in Section 6.10(a) if such Compliance Certificate is being delivered for the last month of a fiscal quarter) and (b) within thirty (30) days after the last day of each month, a duly Borrowing Base Report (and any schedules related thereto).

(c)Quarterly Financial Statements.  Within forty-five (45) days after the last day of each fiscal quarter (except for the fourth fiscal quarter in each fiscal year), a company prepared consolidated balance sheet, income statement and statement of cash flows covering the operations of Borrower Representative and each of its Subsidiaries for such month, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments, setting forth in comparative form the respective financial statements for the corresponding date and period in the immediately preceding fiscal year and as set forth in the Board approved budget previously delivered to Bank for such period.

(d)Annual Operating Budget and Financial Projections.  Within sixty (60) days after the end of each fiscal year of Borrower Representative (and promptly and within five (5) days of any material modification thereto), (i) operating budgets, on a consolidated basis (including income statements and balance sheets, by month) for the upcoming fiscal year of Borrower Representative, and (ii) annual financial projections for such fiscal year (on a quarterly consolidated basis) as approved by Borrower Representative’s Board and a comparison to the respective financial statements for the corresponding date and period in the immediately preceding fiscal year.

(e)Annual Audited Financial Statements.  As soon as available, but no later than 120 days after the last day of Borrower Representative’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified (other than a qualification with respect to an upcoming maturity hereunder, if applicable) opinion on the financial statements from a nationally recognized independent certified public accounting firm, or such other independent certified public accounting firm reasonably acceptable to Bank, together with any management letter with respect thereto.

(f)Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to holders of Subordinated Debt.

(g)SEC Filings.  Without duplication of any information provided to Bank in accordance with another provision of this Agreement, for so long as Borrower Representative is subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission.

(h)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that would reasonably be expected to result in damages or costs to any Loan Party or any of its Subsidiaries of, individually or in the aggregate for all related proceedings, $500,000 or more or that would reasonably be expected to result in a Material Adverse Effect, or of any claim asserted in writing that a Loan Party or any of its products infringes on the Intellectual Property of another Person, or of any Loan Party or any of its Subsidiaries taking or threatening legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action, a prompt report of any material development with respect thereto.

(i)Intellectual Property Report.  Together with the Compliance Certificate delivered at the end of each calendar quarter, a report in form reasonably acceptable to Bank, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Loan Party or any of its Subsidiaries’ Intellectual Property.

(j)Board Business Update.  Following each of the first two months of each fiscal quarter, a business summary as and when delivered to the Board members with respect to such month.

(k)Other Reports and Information.  Together with the monthly financial reports, reports as to the following, in form reasonably acceptable to Bank: accounts receivable and accounts payable aging, and any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Bank; provided that, nothing in this Agreement will require a Loan Party to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that a Loan Party does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, Borrowers shall use commercially reasonable efforts to provide notice to Bank promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

(l)Insurance Renewal.  Annually, upon renewal of insurance policies required pursuant to Section 6.5, Borrower Representative shall deliver such updated insurance certificates and endorsements to the policies as Bank may reasonably request to confirm requisite insurance coverage, such certificates and endorsements to be as set forth in and as set forth on Exhibit E.

(m)Product Related.  Within three (3) Business Days of receipt, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any Governmental Approvals required for the manufacturing, marketing, testing or sale of Products or which could reasonably be expected to have a Material Adverse Effect.

(n)Delivery.  Documents required to be delivered pursuant to this Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted at www.sec.gov; provided that Borrower shall notify Bank (which may be by email in accordance with Section 10) each time any information is delivered by posting thereto.  Bank shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

6.3Accounts; Returns.

(a)Borrower Representative shall promptly notify Bank of all disputes or claims relating to Eligible Accounts, and of any forgiveness, compromise or settlement of any Eligible Account for less than payment in full (or any agreement to do so), in each case to the extent in excess of $500,000, individually or in the aggregate.

(b)Returns and allowances between a Loan Party and its Account Debtors shall follow, in all material respects, such Loan Party’s customary practices as they exist at the Closing Date.  Borrower Representative shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $500,000.

6.4Taxes; Pensions.  Each Loan Party shall timely file all required federal and material state, local, foreign and other tax returns and reports and timely pay all federal and all material state, local, federal and other taxes, assessments, deposits and contributions owed by such Loan Party, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and shall cause each other Loan Party and each of its Subsidiaries to do all of the foregoing.

6.5Insurance.  Each Loan Party shall keep its business and the Collateral insured for risks and in amounts standard for companies in its industry and location, and shall cause each Loan Party and each of its Subsidiaries to do so.  All such insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party.  Each Loan Party shall ensure that proceeds payable under any property policy maintained by any Loan Party with respect to Collateral are, at Bank’s option after the occurrence and during the continuance of an Event of Default, payable to Bank on account of the Obligations.  To that end, subject to Section 3.3(b), all property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payable, all liability policies shall show, or have endorsements showing, Bank as an additional insured, in each case, in form reasonably satisfactory to Bank and as set forth on Exhibit E (or with respect to such insurance maintained by carriers outside the United States, shall have taken such steps as is required pursuant to applicable Loan Documents or as Bank has reasonably requested).  Notwithstanding the foregoing, if, within five (5) Business Days following the receipt by any Loan Party of proceeds payable under such insurance policies, a Responsible Officer of Borrower Representative delivers to Bank a notice to the effect that such Loan Party intends to apply such proceeds to acquire assets used or useful in the business of such Loan Party, then such proceeds may be applied for such purpose in lieu of being paid to Bank on account of the Obligations; provided, that in the event that (x) such proceeds have not been so applied within one hundred eighty (180) days following the receipt of such proceeds (or, if such Loan Party enters into a binding agreement with a non-affiliated third party within such one hundred and eighty (180) days, then within two hundred seventy (270) days following the receipt of such proceeds), or (y) an Event of Default has occurred is continuing, such proceeds shall, at Bank’s option, be payable to Bank on account of the Obligations (it being understood and agreed that, in the case of clause (x), such proceeds shall be applied first to the Term Loan and then to the Advances (without a corresponding reduction in the Revolving Line Amount)). At Bank’s reasonable request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments, together with such endorsements upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums).  If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6Deposit and Securities Accounts.

(a)Borrowers shall maintain, and shall cause each other Loan Party to maintain, with Bank or Bank’s Affiliates, cash or Cash Equivalents equal to the lesser of (i) all of Borrowers’ and Loan Parties’ cash and Cash Equivalents (less, (x) during the first ninety (90) days following the Closing Date, amounts maintained in Collateral Accounts held at Western Alliance Bank (so long as (A) Borrowers shall have made the initial deposit to a Collateral Account maintained with Bank or Bank’s Affiliates as of the Closing Date in accordance with Section 3.1(m) and shall not transfer material amounts to Collateral Accounts maintained at Western Alliance Bank at any time thereafter, (B) the Borrowers are using commercially reasonable efforts to close all Collateral Accounts maintained at Western Alliance Bank as soon as practicable following the Closing Date, and (C) any amounts maintained in Collateral Accounts at Western Alliance Bank are swept, no less frequently than weekly, to a Collateral Account maintained with Bank or Bank’s Affiliates) and (y) amounts maintained in Excluded Accounts), or (ii) an amount equal to 200% of the outstanding principal amount of the Term Loan, in each case, as of such date of determination.

(b)With respect to each Collateral Account maintained by a Loan Party other than with Bank (including with an Affiliate of Bank), Borrower Representative shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account, in each case, within thirty (30) days following the Closing Date (or such later date as Bank may agree in its reasonable discretion) (or, with respect to an account acquired after the Closing Date, within thirty (30) days following such acquisition (or such later date as Bank may agree in its reasonable discretion)), provided that prior to delivery of such Account Control Agreement(s) with respect to Collateral Accounts acquired after the Closing Date, balances or assets transferred to such Collateral Account(s) shall not exceed $250,000 in the aggregate for all such Collateral Accounts.  The foregoing requirement to obtain Account Control Agreements shall not apply to Excluded Accounts.

(c)In the event that Borrowers have Accounts in excess of $100,000 with respect to which Medicare or other similar programs of any Governmental Authority is the Account Debtor, Borrowers shall notify Bank thereof on the next Compliance Certificate, and shall enter into an amendment to this Agreement and set up such dedicated Collateral Accounts and direct the payment of such Accounts as Bank may reasonably require to protect Bank’s interests in such Accounts and the proceeds thereof.

6.7Intellectual Property.

(a)Each Borrower shall, and shall cause each other Loan Party and each of its Subsidiaries to, protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; not suffer any material claim of infringement that could reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within thirty (30) days from initiation thereof or Borrower Representative has demonstrated to Bank’s satisfaction that such proceedings are without merit and adequate reserves have been taken; and no Borrower shall allow, or shall suffer any other Loan Party or Subsidiary to allow, any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Bank’s written consent (not to be unreasonably withheld or delayed).

(b)Borrower Representative shall provide prompt written notice to Bank after any Loan Party enters into or becomes bound by any Restricted License, and shall use commercially reasonable efforts to obtain, or cause such Loan Party to obtain, the consent of (or waiver from), in form reasonably satisfactory to Bank, the counterparty of such Restricted License to the extent such consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or by the terms of any such Restricted License, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Restricted License together with other Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.8Litigation Cooperation.  Subject to the limitations expressly set forth in Section 6.2(k), from the Closing Date and continuing through the termination of this Agreement, each Borrower shall make available, and shall cause each Loan Party to make available, to Bank, without expense to Bank, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent reasonably necessary for Bank to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Loan Party.

6.9Access to Collateral; Books and Records.  Each Borrower shall allow, and shall cause each other Loan Party to allow, Bank, or its agents, to inspect the Collateral and audit and copy such Loan Party’s Books upon reasonable notice and during regular business hours.  Such inspections or audits shall be conducted no more often than one time per fiscal year unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The foregoing inspections and audits shall be at Borrowers’ expense and subject to the limitations expressly set forth in Section 6.2(k).

6.10Financial Covenants.

(a)Minimum Revenue.  Borrowers shall achieve Revenue for the periods and in the amounts as set forth in the schedule below.

12 month period ended	Minimum Revenue
December 31, 2020	$79,600,000
The last day of each fiscal quarter ending thereafter

80% of Board approved plan, which plan shall be satisfactory to Bank in Bank’s good faith business judgment for purposes of this Section 6.10(a) (provided that with respect to any period including months prior to the Closing Date, the required level of minimum Revenue shall be the sum of 80% of actual Revenue achieved for each month through and including September 2020 and 80% of projected Revenue for each month thereafter).

(b)Minimum Liquidity.  Borrowers shall maintain at all times Liquidity of not less than T4M EBITDA.

6.11Subsidiary Matters.

(a)If any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, or is the subject of a Division, or at any time upon Bank’s request with respect to any Subsidiary: (i) promptly, and in any event within five (5) days of such formation, acquisition or Division, provide written notice to Bank together with certified copies of the Operating Documents for such Subsidiary, and (ii) promptly, and in any event within ten (10) days of such formation or creation: (A) take all such action as may be reasonably required by Bank to cause such new Subsidiary to either: (x) provide to Bank a joinder to this Agreement pursuant to which such Subsidiary becomes a Loan Party hereunder, or (y) guarantee the Obligations of Borrowers under the Loan Documents, and (B) grant a security interest in and to the Collateral of such Subsidiary (substantially in accordance with this Agreement) and a pledge all of the direct or beneficial Equity Interests in such new Subsidiary, in each case together with such other documents, instruments and agreements reasonably requested by Bank, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien, subject to Permitted Liens); provided that no provision of this Agreement (including this subsection (a)) or any other Loan Document shall operate to require any Foreign Subsidiary to be joined as a Loan Party, to guarantee the Obligations or to grant a security interest in its assets unless as required by subsection (b) below.

(b)Borrowers shall not permit Subsidiaries which are not Loan Parties, in the aggregate to (i) maintain, cash and other assets with an aggregate value for any single Subsidiary, in excess of 10% of consolidated assets of Borrower Representative and its Subsidiaries, or with respect to all such Subsidiaries, in excess of 20% of consolidated assets of Borrower Representative and its Subsidiaries, in each case, measured as of the last day of each fiscal quarter, (ii) achieve revenue for any single Subsidiary, in excess of 10% of consolidated revenue of Borrower Representative and its Subsidiaries, or with respect to all such Subsidiaries, in excess of 20% of consolidated revenue of Borrower Representative and its Subsidiaries, in each case, for the twelve month period ended on the last day of each fiscal quarter, or (iii) own any Intellectual Property which is material to the business of Borrowers as a whole, without causing one or more of such Subsidiaries to enter into a joinder to this Agreement or a Guaranty as Bank may request within fifteen (15) days after the financial statements for such fiscal quarter have been delivered (or were required to be delivered) to Bank pursuant to Section 6.2 (or such other period as Bank may agree in writing), unless waived by Bank in writing.

6.12Property Locations.

(a)Each Borrower shall provide to Bank at least ten (10) days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).

(b)With respect to any property or assets of a Loan Party located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), Borrowers shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for Bank’s benefit.  Borrowers shall deliver to Bank each warehouse receipt, where negotiable, covering any such property.

(c)With respect to any property or assets of a Loan Party located on leased premises (other than Excluded Locations), Borrowers shall use commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location.

6.13Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7.NEGATIVE COVENANTS

No Borrower shall, or shall cause or permit any Loan Party or Subsidiary to, do any of the following:

7.1Dispositions.  Transfer all or any part of its business or property, except for Permitted Transfers.

7.2Changes in Business, Management, or Ownership.  (a) Engage in any business other than the businesses currently engaged in by such Person, as applicable, or reasonably related thereto; (b) cease doing business, or liquidate or dissolve; (c)  permit or suffer a Change in Control; or (d) without at least twenty (20) days prior written notice to Bank (i) change its jurisdiction of organization, (ii) change its chief executive office, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3Mergers or Acquisitions.  Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) or enter into any agreement to do any of the same, except for (i) Permitted Acquisitions, and (ii) a merger or consolidation by a Subsidiary with or into another Subsidiary or a Borrower, provided that in connection with any merger or consolidation involving Borrower Representative or a Borrower, Borrower Representative or such Borrower, as applicable, shall be the surviving Person.

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

7.5Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except in connection with Permitted Liens permitted to have priority over Bank’s Lien pursuant hereto.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6.

7.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment in respect of, or redeem, retire or purchase any Equity Interests provided that (i) Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Bank, (iii) Borrower Representative may pay dividends solely in Equity Interests of Borrower Representative, (iv) Borrower Representative may make cash payments in lieu of fractional shares, (v) any Subsidiary may pay dividends or make any other distribution to a Loan Party and (vi) Borrower Representative may repurchase the Equity Interests issued by Borrower Representative pursuant to stock repurchase agreements or similar agreements approved by Borrower Representative’s Board, provided that (A) no Event of Default exists at the time of such repurchase and no Event of Default would result therefrom, (B) the aggregate amount of all such repurchases does not exceed $250,000 per fiscal year, and (C) such payment or distribution is permitted under and is made in compliance with all applicable laws; or (b) directly or indirectly make any Investment other than Permitted Investments.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) bona fide rounds of Subordinated Debt or equity financing by investors in Borrower Representative for capital raising purposes, (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board and (d) transactions among Loan Parties and Subsidiaries thereof that are not otherwise prohibited hereunder.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except as permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10Capital Expenditures.  Permit capital expenditures (other than placements) for any fiscal year to exceed the amount set forth in the budget delivered pursuant to Section 6.2(d) by an amount equal to the greater of $1,500,000 (plus unused amounts not to exceed $500,000 from the immediately preceding fiscal year), or 15% of the budgeted amount for such fiscal year, subject to Bank’s satisfactory review (in Bank’s good faith business judgment) of the projected capital expenditures for each fiscal year, without the written consent of Bank (such consent not to be unreasonably withheld or delayed).

7.11Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose in a manner that would violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension plan which could reasonably be expected to result in any material liability of a Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

8.EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  (i) Borrower shall fail to pay any principal of or interest on the Loans, when and as the same shall become due and payable, or (ii) any Loan Party shall fail to pay any other Obligation within three (3) Business Days of the due date thereof.

8.2Covenant Default.

(a)A Borrower fails or neglects to perform any obligation in Section 6.1 (with respect to Borrower Representative’s existence), Section 6.6, or Section 6.10, or violates any covenant in Section 7; or

(b)A Borrower fails or neglects to deliver any reporting, notice or other information in accordance with Section 6.2, (except, with respect to the first three instances of late delivery thereof in any fiscal year, to the extent such default is cured within five (5) days of the date delivery is due).

(c)A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents (other than those specified in another provision of this Section 8), and has failed to cure the default within thirty (30) days after the earlier of (i) Bank’s written notice thereof to Borrower Representative or (ii) the date that a Responsible Officer of a Borrower has knowledge thereof.

8.3Material Adverse Effect.  An event or circumstance has occurred which would reasonably be expected to have a Material Adverse Effect.

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, a material portion of funds of a Loan Party or of any of its Subsidiaries, or (ii) a notice of Lien or levy is filed against a material portion of the assets of any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)(i) any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.

8.5Insolvency.  (a) Loan Parties and their Subsidiaries, as a whole, are unable to pay their debts (including trade debts) as they become due, the realizable value of the Loan Parties’ consolidated assets, as a whole, is less than the aggregate sum of their liabilities, or the Loan Parties otherwise become insolvent; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (c) exist until such Insolvency Proceeding is dismissed).

8.6Other Agreements.  There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $500,000 (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement in favor of Bank); or (b) any breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which could reasonably be expected to have a Material Adverse Effect.

8.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against a Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such fine, penalty, judgment, order or decree).

8.8Misrepresentations.  Any Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

8.9Subordinated Debt.  Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.

8.10Guaranty; Collateral.  Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect (other than on account of a transaction permitted hereunder).

8.11Governmental Approval.  Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could have, a Material Adverse Effect.

9.Bank’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Loan Party and Bank;

(c)(i) demand that Borrowers deposit cash with Bank as collateral security for the repayment of any future drawings under any Letters of Credit and pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letter of Credit, (ii) terminate any other bank services provided by Bank for any Loan Party or Subsidiary thereof;

(d)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing a Borrower money of Bank’s security interest in such funds;

(e)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of such Borrower;

(g)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge at any time after the occurrence and during the continuance of an Event of Default, a Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, a Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)place a “hold” on any account maintained with Bank or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(i)demand and receive possession of any Borrower’s Books; and

(j)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney.  Each Borrower hereby irrevocably appoints Bank (and any of Bank’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) send requests for verification of Accounts or notify Account Debtors of Bank’s security interest and Liens in the Collateral; (b) endorse such

Borrower’s name on any checks or other forms of payment or security; (c) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (e) make, settle, and adjust all claims under such Borrower’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Bank or a third party as the Code permits; (h) dispose of the Collateral; (i) sign such Borrower’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Bank’s security interest in the Collateral; (j) execute and do all such assurances, acts and things which such Borrower is required, but fails to do under the covenants and provisions of the Loan Documents and (k) take any and all such actions as Bank may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Bank under this Agreement or the other Loan Documents.  Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and Bank is under no further obligation to make Credit Extensions hereunder.

9.3Protective Payments.  If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower Representative with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Bank shall pay any surplus to Borrowers by credit to the Deposit Account designated by Borrowers or to other Persons legally entitled thereto.  Borrowers shall remain liable to Bank for any deficiency.  If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by each Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Each Borrower waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.

9.8Shares.  Each Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

10.NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document shall be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below.  Bank and Borrowers may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	Vapotherm, Inc. 100 Domain Drive Exeter, NH 03833 Attention: John Landry and Anthony TenHaagen Email: JLandry@vtherm.com and ATenHaagen@vtherm.com
With a copy, not constituting notice, to: If to Bank:	Ropes and Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 Attention: Kevin Jarboe Email: kevin.jarboe@ropesgray.com
for any borrowing request:	Canadian Imperial Bank of Commerce Credit Processing Services 595 Bay Street, 5th floor Toronto, Ontario M5G 2C2 Attention: Gregory McDonald e-mail: gregory.mcdonald@cibc.com
for all other notices:	Canadian Imperial Bank of Commerce 40 King Street West, Suite 5702 Toronto, Ontario M5H 3Y2 Attention: Jeff Chapman, Corey Perlmutter Email: Jeff.Chapman@cibc.com, Corey.Perlmutter@cibc.com

With a copy, not constituting notice, to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attn: Cynthia Bai e-mail: cbai@cooley.com

11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York  Each party hereto hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.  Each party hereto hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH Borrower AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH Borrower AGREES THAT IT SHALL NOT SEEK FROM BANK UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12.GENERAL PROVISIONS

12.1Termination Prior to Maturity; Survival.  All covenants, representations and warranties made in this Agreement continue in full force until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and Bank no longer has any obligation to extend credit to a Borrower.  So long as Borrowers have satisfied in full the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) in cash, and all Bank Services which are to survive the termination of this Agreement have been cash collateralized, as required by Bank, (a) this Agreement may be terminated prior to the maturity of all Credit Extensions outstanding by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank and (b) Bank shall, at the sole cost and expense of Borrowers, execute and deliver such instruments and documents evidencing the release and termination of the security interests granted by Loan Parties to Bank hereunder and under the other Loan Documents.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2Successors and Assigns.

12.2.1This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right to assign or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other

Loan Documents to one or more Eligible Transferees, provided that Bank shall not so assign any interest of Bank in Bank’s obligations, rights and benefits under this Agreement and the other Loan Documents without the prior written consent of Borrower Representative (such consent not to be unreasonably withheld or delayed); provided further that (x) such consent shall not be required if an Event of Default has occurred and is continuing, (y) such consent shall be deemed given if no written objection is received by Bank within ten (10) days of receipt by Borrower Representative of a written notice from Bank of its intention to make such assignment, and (z) such consent shall not be required in connection with a sale by Bank of a portfolio of loans of which the loans under this Agreement are a part.

12.2.2Borrower Representative shall maintain a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of Bank and any transferee, and the commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, Bank and any transferee pursuant to the terms hereof from time to time (the “Register”)  The entries in the Register shall be conclusive absent manifest error, and each Borrower, Bank, and any transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as “Bank” for all purposes of this Agreement.  The Register shall be available for inspection by each Borrower, Bank and any transferee, at any reasonable time and from time to time upon reasonable prior notice.

12.2.3If Bank or any transferee sells a participation it shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Credit Extensions or other obligations under the Loan Documents (the “Participant Register”); provided that neither Bank nor any transferee shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder.  The entries in the Participant Register shall be conclusive absent manifest error, and Bank or other assignee shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2.4The parties intend that any interest in or with respect to the Credit Extensions under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the IRC.

12.3Indemnification.  Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct.  Each Borrower agrees to pay, and to save Bank harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Bank) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.  This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.  This Section 12.3 shall not operate to require indemnification of Taxes except to the extent required by Section 2.8.

12.4Borrower Liability.  If any Person is joined to this Agreement as a Borrower, the following provisions shall apply: Either Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which such Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and Bank no longer has any obligation to extend credit to a Borrower, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.5Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.6Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7Reserved.

12.8Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9Counterparts; Electronic Execution of Documents.  This Agreement and each other Loan Document (except as expressly otherwise specified therein) may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures (including in “.pdf” format) or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.10Confidentiality.  Bank agrees to keep confidential all non-public information provided to it by (or on behalf of) any Loan Party or any Subsidiary thereof, but disclosure of such information may be made: (a) to Bank’s Subsidiaries or Affiliates on a need-to-know basis (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); it being understood and agreed that such Bank Entities shall be made aware of, and shall be bound by, the provisions of this Section 12.10 or confidentiality terms no less restrictive than this Section 12.10; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, any such prospective transferee or purchaser shall have agreed in writing to be bound by the terms of this Section 12.10 (or confidentiality terms no less restrictive than this Section 12.10)); (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Bank, including pursuant to the Securities Exchange Act of 1934, as amended; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.  Bank Entities may use a Borrower’s name and logo, and include a brief description of the relationship among Borrowers and Bank, in Bank’s marketing materials (in each case, in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect Borrowers or any of their Subsidiaries or the reputation or goodwill of Borrowers or any of their Subsidiaries).  Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution, and Bank has ownership of the information and analysis so developed.  The provisions of this paragraph shall survive the termination of this Agreement.

12.11Attorneys’ Fees, Costs and Expenses.  In any action or proceeding among Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12Borrower Representative.  Each Borrower hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Credit Extension).  Each Borrower acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered by Bank hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) Bank shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them).  Each Borrower shall act through Borrower Representative for all purposes under this Agreement and the other Loan Documents.  Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with Bank, such Borrower shall do so through Borrower Representative.

12.13Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Publicity; Press Releases.  Borrowers agree that Bank may issue a press release announcing the financing pursuant to this Agreement and may display any Borrower’s logo on its website and other marketing materials consistent with Bank’s practices with respect to its loan portfolio (in each case, in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect Borrowers or any of their Subsidiaries or the reputation or goodwill of Borrowers or any of their Subsidiaries); provided that, such press release shall be subject to the prior review and approval of Borrower Representative (not to be unreasonably withheld or delayed).

12.16Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

[Remainder of Page intentionally Left Blank]

[signature page to loan and security agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

Vapotherm, Inc.

By:
Name:
Title:

BANK:

CANADIAN IMPERIAL BANK OF COMMERCE

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower.

“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower or any other Loan Party maintains a Securities Account or a Commodity Account, a Loan Party, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of Equity Interests, purchase of assets, or similar transaction having the same effect as any of the foregoing, (i) acquires all or substantially all of the assets of any other Person or all or substantially all assets of any business line, division or product line (including research and development and related assets in respect of any product) of any other Person or (ii) acquires more than fifty percent (50%) of the Equity Interests of another Person which, on a fully-diluted basis (and taking into account all Equity Interests the acquiring person has the right or option to acquire) gives such acquiring Person Control over such other Person, including by way of power to elect a majority of the members of the Board (or equivalent) of such Person.

“Advance” means an advance under the Revolving Line.

“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s directors and, for any Person that is a limited liability company, that Person’s managers and, for any Person that is a partnership, that Person’s general partner.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amortization Date” means November 1, 2023.

“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Availability Amount” means (a) the lesser of (i) the Revolving Line Amount or (ii) the amount available under the Borrowing Base, minus the sum of the aggregate principal amount of any outstanding Advances, the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) pursuant to the Letter of Credit Sublimit, and any committed amounts established from time to time for Cash Management Services pursuant to the Cash Management Services Sublimit.

“Bank” has the meaning set forth in the preamble hereof.

“Bank Entities” has the meaning set forth in Section 12.10.

“Bank Expenses” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents

(including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Loan Party.

“Bank Services”  means any products, credit services, and/or financial accommodations provided to a Borrower or any of its Subsidiaries by Bank or any of Bank’s Affiliate, including, without limitation, any Letters of Credit, cash management services  (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto.

“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.

“Borrower” and “Borrowers” has the meaning set forth in the preamble hereof.

“Borrower Representative” has the meaning set forth in the preamble hereof.

“Borrowers’ Books” means all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” means, as of any date of determination, 85.0% of the aggregate amount of Eligible Accounts as of the most recent date a Borrowing Base Report is required to be delivered hereunder, as determined by Bank from such most recent Borrowing Base Report, provided that Bank may reduce the Borrowing Base, in its good faith business judgment to mitigate the impact of events, conditions, contingencies or risks which may adversely affect the Collateral.

“Borrowing Base Report” means a report, in the form attached hereto as Exhibit D-2.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” means certain merchant services, business credit cards, check cashing services and other related Bank Services.

“Cash Management Services Sublimit” means a sublimit under the Revolving Line in an amount as from time to time agreed among Borrowers and Bank.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction, event or series of related transactions or events that, individually or in the aggregate, result in: (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of a sufficient number of Equity Interests of Borrower Representative ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Borrower Representative, who did not have such power before such transaction; (b) the Transfer of all or substantially all assets of any Borrower or of a material business line of a Borrower; or (c) Borrower Representative ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in each of its Subsidiaries or failing to have the power to direct or cause the direction of the management and policies of each such Subsidiary.

“Claims” has the meaning set forth in Section 12.3.

“Closing Date” has the meaning set forth in the preamble hereof.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of Borrowers described on Exhibit B, and any collateral securing the Obligations pursuant to any other Loan Document.

“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Bank.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit D-1.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Authorization” means the authorization to credit a Borrower’s Deposit Account in substantially the form attached as Exhibit F-2.

“Credit Extension” means the Term Loan, the Advances, any Letter of Credit, utilization of Cash Management Services or any other extension of credit by Bank for a Borrower’s benefit.

“Currency” means coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Debit Authorization” means the authorization to debit a Borrower’s Deposit Account in substantially the form attached as Exhibit F-1.

“Default” means any circumstance, event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (i) with respect to the Advances, an annual rate of interest of 5.0% above the otherwise applicable rate, and (ii) with respect to the Term Loan, an annual rate of interest of 5.0% above the otherwise applicable rate.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Disqualified Equity Interests” means any Equity Interests of a Loan Party that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition: (a)  mature or are mandatorily redeemable or redeemable at the option of the holder thereof, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, or asset sale); (b) require any scheduled payment of dividends in cash; or (c) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of a Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, as of the date of determination, (i) a Person that is a direct competitor of a Borrower or any other Loan Party (and identified in writing as such by Borrower Representative to Bank), or (ii) any reasonably identifiable Affiliate of any Person referred to in clause (i) above solely on the basis of its name; provided that the foregoing shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in any Credit Extension to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.  As appropriate, amounts specified herein as amounts in dollars shall refer to a Dollar Equivalent amount.

“Dollars,” “dollars” or use of the sign “$”, except where expressly indicated otherwise means US Dollars.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or other political subdivision thereof.

“EBITDA” means, for any period, (a) Net Income for such period, plus (b)(i) Interest Expense for such period, (ii) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense for such period, (iii) income tax expense for such period, (iv) any non-cash expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, for such period, and (v) other non-cash expenses incurred during such period, as reasonably approved by Bank, minus (c)(i) interest income for such period, (ii) income tax credits for such period, and (iii) any research and development costs or software development costs capitalized during such period.

“Eligible Accounts” means Accounts owing to a Borrower which arise in the ordinary course of a Borrower’s business that meet all representations and warranties in Section 5.2(f), that are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment.  Bank reserves the right at any time after the Closing Date to adjust any of the criteria set forth below and to establish new criteria, in each case, in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(c)Accounts owing from an Account Debtor, whose total obligations to Borrowers exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing in Bank’s sole discretion;

(d)Accounts for which the Account Debtor is a Borrower’s Affiliate;

(e)Accounts owing from an Account Debtor which is a Governmental Authority, unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Account, and the underlying contract expressly provides that neither the applicable Governmental Authority nor any agency or department thereof shall have the right of set-off against Borrower;

(f)Accounts owing from an Account Debtor to the extent that a Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise), in each case, to the extent of such obligations;

(g)Accounts (i) owing from an Account Debtor (A) which does not have its principal place of business in the United States or Canada or (B) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States or Canada, or (ii) billed from and/or payable to a Borrower outside of the United States, or (iii) billed and/or payable in a Currency other than US Dollars or Canadian Dollars; unless (A) the Account is supported by an irrevocable letter of credit issued by a bank acceptable to Bank, and if requested by Bank, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Bank; (B) the Account is supported by other insurance, bond or assurance acceptable to Bank; or (C) as approved by Bank on a case-by-case basis in its sole discretion;

(h)Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;

(i)Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;

(j)Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;

(k)Accounts with customer deposits and/or with respect to which a Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(l)Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other similar terms;

(m)Accounts owing from an Account Debtor where goods have not yet been shipped to the Account Debtor or services have not yet been rendered to the Account Debtor;

(n)Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of a Borrower’s complete performance (but only to the extent of the amount subject to withholding);

(o)Accounts subject to contractual arrangements between a Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements;

(p)Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(q)Accounts for which the Account Debtor has not been invoiced;

(r)Accounts that represent non-trade receivables; or

(s)Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor, or arising from product returns and/or exchanges.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any commercial finance company, (iv) any investment fund that invests in loans or other obligations for borrowed money, (v) with respect to Bank, any of its Affiliates and (vi) any “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided, that in no event shall any Disqualified Institution, in any such case, constitute an “Eligible Transferee”.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (i) Collateral Accounts maintained exclusively to fund payroll, payroll taxes, employee benefit withholding or similar amounts, (ii) other Collateral Accounts to the extent the aggregate balance maintained in such Collateral Accounts do not exceed $100,000 or (iii) those Collateral Accounts indicated as being “Restricted Accounts” in the Perfection Certificate dated as of the Closing Date, provided in each case, that such Collateral Accounts shall have been identified to Bank as an “Excluded Account”, together with an indication of the basis for designating such Collateral Account as such.

“Excluded Assets” means, collectively,

(i)any permit, lease, license, contract, instrument or other agreement of any Loan Party permitted under this Agreement (A) that prohibits or requires the consent of any Person other than a Loan Party and its Subsidiaries which has not been obtained as a condition to the creation by such Loan Party of a Lien on any right, title or interest in such permit, lease, license contract, instrument or other agreement, where the creation by such Loan Party of a Lien on any right, title or interest in such permit, lease, license, contract, instrument or other agreement without having obtained such consent or contrary to such prohibition would cause a breach thereof or give the other party thereto the right to terminate such permit, lease, license, contract, instrument or other agreement as a result thereof, or (B) to the extent that any law applicable thereto prohibits the creation of a Lien thereon or that would be breached or give the other party thereto the right to terminate such permit, lease, license, contract, instrument or other agreement as a result thereof, but only, with respect to the prohibition in (A) and (B), other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code or any other applicable law or principles of equity, provided that, immediately upon the time at which the consequences described in the foregoing clauses (A) and (B) shall no longer exist, the Collateral shall include, and the applicable Loan Party shall be deemed to have granted a security interest in, all of such Loan Party’s right, title and interest in such permit, lease, license contract, instrument or other agreement, and that the proceeds of the foregoing shall not constitute an Excluded Asset except to the extent such proceeds are otherwise in the form of an Excluded Asset;

(ii)any asset owned by any Loan Party that is subject to a Permitted Lien securing a purchase money obligation or a capital lease obligation permitted under this Agreement if the document pursuant to which such Lien is granted (or the document providing for such capital lease) prohibits or requires the consent of any Person other than Borrower and its Subsidiaries which has not been obtained as a condition to the creation of any other Lien on such equipment, if the creation of another Lien on such equipment contrary to the prohibition or without obtaining such consent would cause a breach of the applicable document by which such purchase money Lien or capital lease was granted or the document providing for such capital lease or give the other party thereto the right to terminate such document, and other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code or any other applicable law or principles of equity;

(iii)any Margin Stock or Equity Interests in any Person other than wholly-owned Subsidiaries to the extent granting a Lien thereon by a Loan Party is prohibited by applicable law;

(iv)leasehold interests in real property;

(v)any “intent-to-use” trademark or service mark application for which a statement of use has not been filed and accepted, solely to the extent that the grant of a security interest in any such trademark application would materially adversely affect the validity or enforceability of the resulting trademark registration or result in cancellation of such trademark application; and

(vi)those assets of a Loan Party with respect to which Bank and Borrower Representative reasonably agree in writing that the costs of obtaining a Lien thereon or perfecting such Lien are excessive in relation to the benefit to Bank.

“Excluded Locations” means the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the Ordinary Course of Business, and (b) other locations where, in the aggregate for all such locations, less than $500,000 of Collateral is located, provided that in no event shall a Borrower’s chief executive office constitute an “Excluded Location”.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes of the United States imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (i) Bank acquires such interest in a Credit Extension or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) any U.S. withholding Taxes imposed under FATCA, and (d) Taxes attributable to Bank’s failure to comply with Section 2.8(c); provided that following an Event of Default, clauses (b), (c) and (d) shall not be considered “Excluded Taxes” to the extent Bank (or any successor or assign of Bank) assigns its interests in any Credit Extension or any Loan Document following such Event of Default.

“FATCA” means Sections 1471 through 1474 of the IRC as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof), any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any applicable intergovernmental agreements with respect to the implementation of the foregoing.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Bank and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Bank and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority including for the testing, manufacturing, marketing and sales of its Product.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Subsidiary or parent entity providing a guaranty in favor of Bank.

“Guaranty” means any guarantee of all or any part of the Obligations, in form and substance reasonably satisfactory to Bank, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services (other than trade payables incurred in the Ordinary Course of Business and not past due for more than thirty (30) days), (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, (e) obligations in respect of Disqualified Equity Interests, and (f) Contingent Obligations.

“Indemnified Person” has the meaning set forth in Section 12.3.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) of Borrower Representative and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP for such period, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower Representative and any of its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person; provided that the extension or forgiveness of any intercompany payables (or other intercompany obligations) shall not constitute an “Investment” for purposes of this Agreement or the other Loan Documents.

“IP Security Agreement” means that certain intellectual property security agreement entered into by each Loan Party which is the owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office and Bank as of the Closing Date or from time thereafter, in form and substance reasonably satisfactory to Bank, as amended, restated, supplemented or otherwise modified, from time to time.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“Letter of Credit” means a standby or commercial letter of credit issued by Bank upon request of a Borrower based upon an application, guarantee, indemnity, or similar agreement, including pursuant to the Letter of Credit Sublimit.

“Letter of Credit Sublimit” means a sublimit under the Revolving Line in an amount not to exceed $2,000,000.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” means, as of any date of determination, the sum of (i) cash and Cash Equivalents, maintained by the Loan Parties subject to a first priority security interest in favor of Bank and (ii) the Availability Amount.

“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Security Agreement, any Guaranty, any Account Control Agreement, any Collateral Access Agreement, any other Security Instruments, any Subordination Agreement, any note, or notes executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Bank in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Loan Party” or “Loan Parties” means, each Borrower and each Guarantor, if any, from time to time.

“Loan Request” means a request for a Credit Extension pursuant to this Agreement in substantially the form attached hereto as Exhibit C.

“Margin Stock” has the meaning set forth in Section 5.10(b).

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Bank’s Lien in a material portion of the Collateral or in the value of a material portion the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of the Loan Parties, taken as a whole; (ii) the ability of the Loan Parties to satisfy their payment obligations hereunder; or (iii) the ability of Bank to enforce its rights or remedies with respect to any Obligations.

“Maximum Rate” has the meaning set forth in Section 2.5(d) hereof.

“Net Income” means, for any fiscal period, the net profit (or loss), after provision for taxes, of Borrower Representative and its Subsidiaries, on a consolidated basis, for such period.

“Non-Excluded Taxes” means (a) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Credit Extensions when due and any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee and other amounts any Borrower or such Loan Party owes to Bank now or later, under this Agreement or the other Loan Documents, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Borrower or Loan Party assigned to Bank, to perform such Borrower’s or Loan Party’s duties under the Loan Documents, and all obligations pursuant to Bank Services.

“OFAC” has the meaning set forth in Section 5.10(c).

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than thirty (30) days prior to the Closing Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, or filing Taxes or any other similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant Register” has the meaning set forth in Section 12.2 hereof.

“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Perfection Certificate” means a perfection certificate, delivered as of the date of this Agreement, as updated from time to time in accordance with this Agreement or as approved by Bank.

“Permitted Acquisition” means any Acquisition by a Loan Party as to which each of the following conditions is satisfied:

(a)immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws, and in conformity with all applicable Governmental Approvals;

(c)in the case of an Acquisition of any Equity Interests of any Person, all of such Equity Interests shall be owned one hundred percent (100%) by a Borrower or a wholly-owned Subsidiary of a Borrower, and such Borrower shall have taken, or caused to be taken, as of the date such acquired Person becomes a Subsidiary of a Borrower, each of the actions set forth in Section 6.11 and as otherwise required under any Loan Document, as applicable;

(d)in the case of an Acquisition of assets or a business division, the acquired assets will be located in the United States immediately upon consummation of such Acquisition and owned by a Borrower or a Domestic Subsidiary;

(e)After giving pro forma effect to such Acquisition as if it occurred on the first day of such twelve month period, Borrowers shall be in compliance with financial covenants set forth in Section 6.10;

(f)the consideration (including cash and non-cash consideration, assumed liabilities, and any deferred or contingent consideration) payable in connection with all such Acquisitions shall not exceed (i) $5,000,000 during any consecutive twelve month period, and (ii) $10,000,000 during the term of this Agreement, in each case, in the aggregate, provided that non-cash consideration shall be valued at the valuation established in such Acquisition, or as otherwise reasonably approved by Bank.

(g)promptly upon request by Bank in the case of an Acquisition involving payment of consideration with a value in excess of $1,000,000, Borrower Representative shall provide the following no later than ten (10) days prior to consummation of such Acquisition:

(i)a copy of the draft transaction documents related to the proposed Acquisition (and related documents requested by Bank),

(ii)except in case of an Acquisition of assets not expected to result any material change to operating income or operating expenses, quarterly and annual financial statements of the Person for the most recently ended twelve month period ending not less than forty five (45) days prior to such Acquisition, including any audited financial statements that are available, and

(iii)any other information reasonably requested by Bank and available to Borrower Representative;

(h)Borrower Representative shall have provided Bank with at least ten (10) Business Days’ (or such shorter period as agreed by Bank) prior written notice of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of Borrowers or the applicable Subsidiary, as applicable, prior to such Acquisition; and

(i)Bank shall have received a certificate of a Responsible Officer of Borrower Representative (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person or assets being acquired;

(j)such Acquisition shall not include any hostile Acquisition; and

(k)at least three (3) Business Days prior to the proposed date of such Acquisition (or such shorter period as agreed by Bank), bank shall have received a certificate of a Responsible Officer of Borrower Representative (prepared in reasonable detail), certifying that such Acquisition complies with this definition, including calculations as to pro forma covenant compliance in form satisfactory to Bank.

“Permitted Indebtedness” means:

(a)each Loan Party’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)(i) Indebtedness existing on the Closing Date and shown on the Perfection Certificate; provided that (x) to the extent such Indebtedness is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Indebtedness shall not constitute Permitted Indebtedness after such repayment, and (y) to the extent any such Indebtedness is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Indebtedness shall be permitted only to the extent the applicable Subordination Agreement is in effect, and (ii) any Permitted Refinancing with respect thereto, provided that with respect to Indebtedness pursuant to the existing letter of credit issued by Western Alliance Bank, such letter of credit shall be replaced with a Letter of Credit issued by Bank (or an Affiliate thereof) within ninety (90) days following the Closing Date (or such later date as Bank may approve in its reasonable discretion); provided, further that notwithstanding the foregoing, such Indebtedness shall continue to constitute Permitted Indebtedness after such ninety (90) day period to the extent Bank (or an Affiliate thereof) refuses to issue a replacement Letter of Credit;

(c)Indebtedness secured by Liens permitted under clause (c) of the defined term “Permitted Liens” hereunder;

(d)Subordinated Debt;

(e)unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;

(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(g)Indebtedness constituting a Permitted Investment pursuant to clause (d) of the defined term “Permitted Investments”;

(h)Contingent Obligations of any Loan Party or any Subsidiary with respect to obligations of a Loan Party or Subsidiary (provided that the primary obligations are not prohibited hereby);

(i)Indebtedness incurred in the Ordinary Course of Business in connection with the financing of insurance premiums in an amount not to exceed $500,000;

(j)Indebtedness pursuant to credit cards in an aggregate amount outstanding not to exceed $500,000;

(k)Indebtedness arising in connection hedging to the extent permitted by clause (k) of the defined term “Permitted Investments”;

(l)unsecured Indebtedness arising from honoring a bank or other financing institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, provided that such Indebtedness is extinguished within two (2) Business Days of notice to Borrower Representative or the relevant Subsidiary of its incurrence;

(m)other Indebtedness not otherwise permitted by Section 7.4, not to exceed $250,000 in the aggregate amount outstanding at any time.

“Permitted Investments” means:

(a)Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate;

(b)(i) Investments consisting of Deposit Accounts maintained in accordance with this Agreement, (ii) Investments in cash and Cash Equivalents, and (iii) any Investments permitted by Borrower Representative’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)Investments consisting of repurchases of Borrower Representative’s Equity Interests to the extent permitted under Section 7.7,

(d)(i) Investments among Loan Parties, (ii) investments among Subsidiaries that are not Loan Parties and (iii) Investments by Loan Parties in Subsidiaries which are not Loan Parties, in the case of this clause (iii), in an aggregate amount per fiscal year not to exceed $500,000.

(e)Investments (i) not to exceed $250,000 outstanding in the aggregate at any time, consisting of travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) consisting of loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of Borrower Representative pursuant to employee stock purchase plans or other similar agreements approved by Borrower Representative’s Board;

(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(g)Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this clause (g) shall not apply to Investments of a Loan Party in any Subsidiary;

(h)joint ventures or strategic alliances in the ordinary course of the applicable Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by such Borrower do not exceed $250,000 in the aggregate in any fiscal year;

(i)Investments consisting of Deposit accounts maintained in accordance with Section 6.6;

(j)Permitted Acquisitions;

(k)Hedging Agreements entered into in the Ordinary Course of Business for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $250,000;

(l)Investments consisting of security deposits with utilities and other like Persons made in the Ordinary Course of Business;

(m)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; and

(n)other Investments not otherwise permitted by Section 7.7 not to exceed $250,000 in the aggregate in any fiscal year.

“Permitted Liens” means:

(a)Liens arising under this Agreement and the other Loan Documents;

(b)(i) Liens existing on the Closing Date and shown on the Perfection Certificate provided that (x) to the extent the Indebtedness secured by such a Lien is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Lien shall not constitute Permitted Lien after the repayment of the associated Indebtedness, and (y) to the extent any such Lien is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Lien shall be permitted only to the extent the applicable Subordination Agreement is in effect; and (ii) Liens in connection with any Permitted Refinancing of the associated Indebtedness, provided that following the replacement of the letter of credit issued by Western Alliance Bank outstanding as of the Closing Date, the cash collateral maintained with Western Alliance Bank to secure the same shall be transferred to a Collateral Account maintained with Bank (or an Affiliate thereof) or a Collateral Account subject to an Account Control Agreement promptly following the termination of such letter of credit;

(c)Liens in connection with capitalized lease obligations or purchase money Indebtedness (i) on Equipment acquired or held by a Loan Party or Subsidiary thereof incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment, provided that the aggregate amount of Indebtedness secured by such Liens at any time shall not exceed $250,000 at any time;

(d)Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the IRC and the Treasury Regulations adopted thereunder;

(e)leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;

(f)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising pursuant to applicable law in the Ordinary Course of Business so long as the underlying obligations are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h)deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, not exceeding $250,000 in the aggregate at any time;

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(j)Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions, securing customary fees and charges associated with the maintenance of such Collateral Account;

(k)licenses of Intellectual Property which constitute a Permitted Transfer;

(l)Liens incurred in connection with the financing of insurance premiums in the Ordinary Course of Business in an amount not to exceed $250,000 in the aggregate;

(m)servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the Ordinary Course of Business;

(n)bankers’ liens, rights of setoff and Liens in favor of financial institutions incurred in the Ordinary Course of Business in connection with Collateral Accounts maintained by a Loan Party or Subsidiary;

(o)to the extent constituting a Lien, precautionary uniform commercial code financing statements filings with respect to any lease permitted by this Agreement; and

(p)Liens securing permitted credit card indebtedness.

“Permitted Refinancing” means, with respect to any Permitted Indebtedness, any extension, modification, renewal or replacement of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, except by an amount equal to unpaid accrued interest and premiums thereon, or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issuance pursuant to this Agreement, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Loan Parties and their Subsidiaries than the terms of any agreement or instrument governing the Indebtedness being extended, renewed or replaced, (iii) shall not contain any new requirement to grant any Lien or to give any guaranty that was not an existing requirement of the Indebtedness being extended, renewed or replaced and (iv) after giving effect to such extension, renewal or replacement, no Event of Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Permitted Transfers” means:

(a)sales of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business;

(b)non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the Ordinary Course of Business;

(c)dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Loan Party or Subsidiary, no longer economically practicable to maintain or useful;

(d)Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments;

(e)the use or transfer of money or cash for the payment of expenses in the Ordinary Course of Business in a manner that is not prohibited by the Loan Documents or for expenses in connection with transactions expressly permitted pursuant to this Agreement;

(f)the compromise or settlement of Accounts of a Loan Party or Subsidiary in connection with collection in the Ordinary Course of Business;

(g)other Transfers of assets having a fair market value of not more than $250,000 per fiscal year of Borrower Representative; and

(h)Transfers listed on Schedule 7.1.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” means, with respect to any prepayment of the Term Loan:

(a)	if the prepayment occurs no later than the two year anniversary of the Closing Date, an amount equal to the principal amount of the Term Loans prepaid multiplied by 2.00%;
(b)

if the prepayment occurs after the two year anniversary of the Closing Date, but no later than the three year anniversary of the Closing Date, an amount equal to the principal amount of the Term Loans prepaid multiplied by 1.00%; and

(c)	if the prepayment occurs after the three anniversary of the Closing Date, an amount equal to the principal amount of the Term Loans prepaid multiplied by 0.00%.

“Prime Rate” means the greater of (i) the prime rate as published in the Money Rates Section of The Wall Street Journal; provided that, if such rate is, at any time during the term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three largest banks (by assets) headquartered in the United States which publish a prime, base or reference rate, and (ii) 3.25%.

“Products” means any products manufactured, sold, developed, tested or marketed by a Loan Party or any of its Subsidiaries.

“Register” has the meaning set forth in Section 12.2 hereof.

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means with respect to any Person, any of the Chief Executive Officer, President or Chief Financial Officer of such Person.  Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Borrower Representative.

“Restricted License” means any material license or other material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) with respect to which a Loan Party is the licensee that prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license or agreement or any other property.

“Revenue” means revenue, in accordance with GAAP, of Borrower Representative and each of its Subsidiaries, on a consolidated basis.

“Revolving Line” means the revolving credit facility pursuant to Section 2.2.

“Revolving Line Amount” means Twelve Million Dollars ($12,000,000).

“Revolving Line Maturity Date” means the two year anniversary of the Closing Date.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order or other Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or other relevant sanctions authority.

“Sanctions and Anti-Corruptions Laws” means applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions, in each case, as in effect from time to time.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“Shares” means all of the issued and outstanding Equity Interests owned or held of record by a Borrower or other Loan Party in each of its Subsidiaries.

“Subordinated Debt” means unsecured Indebtedness incurred by a Loan Party on terms and with investors reasonably acceptable to Bank that is subject to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement entered into from time to time in favor of Bank, in form and substance reasonably satisfactory to Bank, in Bank’s discretion.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest of which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person or another Subsidiary thereof.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower Representative.

“T4M Adjusted EBITDA” means, as of any date of determination, the absolute value of EBITDA (to the extent of any EBITDA losses) for the four month period most recently ended for which financial statements of Borrower Representative have been delivered to Bank in accordance with the terms hereof.

“Tax” and “Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.3 hereof.

“Term Loan Maturity Date” means the five year anniversary of the Closing Date.

“Trademarks” means any trademark and servicemark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.

“Transfer” means to convey, sell, lease, transfer, assign, or otherwise dispose of.

“US Dollars” means lawful money of the United States of America.

“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

EXHIBIT B

COLLATERAL DESCRIPTION

The “Collateral” consists of all of each Borrower’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Notwithstanding the forgoing, the term “Collateral” (and any component definition thereof) shall not include any Excluded Asset and if and when any property or asset that is owned or held by a Borrower that was not an Excluded Asset shall become an Excluded Asset as a result of a transaction or transactions permitted under this Agreement, such property shall be deemed from and after the date thereof to not constitute Collateral.  Notwithstanding anything to the contrary contained herein, immediately upon the ineffectiveness, lapse or termination of all applicable restrictions and conditions set forth in the definition of “Excluded Assets” that prevented the grant of a security interest in any right, interest or other asset that would have, but for such restrictions and conditions, constituted Collateral, the Collateral shall include, and the applicable Borrower shall be deemed to have automatically granted a security interest in, such previously restricted or conditioned right, interest or other asset, as the case may be, as if such restrictions and conditions had never been in effect.